AMENDMENT TO REVOLVING CREDIT
                     AND SECURITY AGREEMENT

    THIS AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (this "Amendment") is made as of July 12, 1999, among SWANK, INC., a corporation organized under the laws of the State of Delaware (the "Borrower"), and PNC BANK, NATIONAL ASSOCIATION, a national banking association ("PNC"), as agent for the Lenders described below (in such capacity, the "Agent") and as a Lender.

                      W I T N E S S E T H:

    A. Pursuant to the Revolving Credit and Security Agreement dated as of July 27, 1998 (as amended, supplemented or modified from time to time, the "Credit Agreement"), by and among the Borrower, the financial institutions and insurance companies which are now or which hereafter become a party thereto (collectively, the "Lenders" and individually a "Lender") and the Agent, as Agent for the Lenders, the Lenders agreed to make revolving credit loans to, and issue letters of credit for the account of, the Borrower upon the terms and conditions set forth therein.

    B. PNC is currently the sole Lender.

    C. The Borrower, the sole Lender and the Agent have agreed to amend the Credit Agreement upon the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the sole Lender and the Agent agree as follows:

    1. Capitalized terms used in this Amendment shall have the same meanings given them in the Credit Agreement, unless otherwise defined herein.

    2. The definition of "Maximum Revolving Advance Amount" in
Section 1.2 of the Credit Agreement is hereby amended to read in its entirety as follows:

    "Maximum Revolving Advance Amount" shall mean (a) thirty-three million dollars ($33,000,000) during the period commencing on August 1, 1999 and ending on October 31, 1999, and
(b) thirty million dollars ($30,000,000) at all other times."

    3. The definition of "Seasonal Advance Period" in Section
1.2 of the Credit Agreement is hereby amended to read in its entirety as follows:

    "Seasonal Advance Period" shall mean (a) the period commencing on June 1, 1999 and ending on October 31, 1999 and (b) with respect to each other year during the Term, the period commencing on July 1 of such year and ending on September 30 of such year."

    4. Section 6.5 of the Credit Agreement is hereby amended to read in its entirety as follows:

    "6.5 Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than (a) .80 to 1.00 at the end of the fiscal quarter of the Borrower ending on June 30, 1999 for the period of twelve (12) consecutive calendar months then ending,
(b) .90 to 1.00 at the end of the fiscal quarter of the Borrower ending on September 30, 1999 for the period of twelve (12) consecutive calendar months then ending, and (c) 1.10 to 1.00 at the end of each other fiscal quarter of the Borrower for the period of twelve (12) consecutive calendar months then ending."

    5. In order to induce the sole Lender and the Agent to enter into this Amendment, the Borrower hereby represents and warrants that:

    (a) after giving effect to paragraph 4 of this Amendment, no Default or Event of Default has occurred and is continuing;

    (b) this Amendment has been duly authorized, executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms;

    (c) the Credit Agreement and each of the Other Documents to which the Borrower is a party, after giving effect to this Amendment and the transactions contemplated hereby, continue to be in full force and effect and to constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms; and

    (d) the representations and warranties made by the Borrower in or pursuant to the Credit Agreement or any Other Document, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, are each true and correct in all material respects on and as of the date hereof, as though made on and as of such date.

    6. This Amendment shall become effective as of the date above upon receipt by the Agent of (a) two (2) copies of this Amendment executed by the Borrower, and (b) a modification fee of $7,500 in immediately available funds.

    7. The Borrower hereby confirm that all liens granted on the Collateral shall continue unimpaired and in full force and effect.

    8. This Amendment may be executed in several counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute one agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

    9. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York, without giving effect to the principles of conflicts of law. This Amendment shall be binding upon and inure to the benefit of the Borrower, the Lenders and the Agent, and their respective successors and permitted assigns.

    10. From and after the effectiveness hereof, all references to the Credit Agreement in the Other Documents shall mean the Credit Agreement as amended and modified by this Amendment.

    11. Except as amended and otherwise modified by this Amendment, the Credit Agreement and the Other Documents shall remain in full force and effect in accordance with their respective terms. Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of the Credit Agreement or any Other Document, a waiver of any Default or Event of Default thereunder, or a waiver or release of any of the Agent's or any Lender's rights or remedies (all of which are hereby reserved). The Borrower expressly ratifies and confirms the waiver of jury trial and other provisions of Section 12.3 of the Credit Agreement,

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


ATTEST:                      SWANK, INC.

\s\ Laura McPherson          By:  \s\ Christopher F. Wolf
                             Name: Christopher F. Wolf
                             Title:  SVP, CFO

                             PNC BANK, NATIONAL ASSOCIATION.
                             as Lender and as Agent

                             By:  \s\ Arthur V. Lippens
                             Name:  Arthur V. Lippens
                             Title:  V.P.